Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-172608

Issuer Free Writing Prospectus, dated June 12, 2012

This Free Writing Prospectus relates only to the Senior Notes of Bunge Limited Finance Corp. due June 15, 2017, and should only be read together with the Preliminary Prospectus Supplement dated June 12, 2012 relating to the Senior Notes of Bunge Limited Finance Corp. due June 15, 2017.

Bunge Limited Finance Corp.

Pricing Term Sheet

Issuer:	Bunge Limited Finance Corp.

Guarantor:	Bunge Limited

Size:	$600,000,000

Maturity:	June 15, 2017

Coupon:	3.200%

Price:	99.808% of the principal amount

Yield:	3.242%

Spread to Benchmark Treasury:	+250 bps

Benchmark Treasury:	0.625% due May 31, 2017

Benchmark Treasury Price:	99-13[3]4

Benchmark Treasury Yield:	0.742%

Interest Payment Dates:	June 15 and December 15, beginning on December 15, 2012

Trade Date:	June 12, 2012

Settlement:	June 15, 2012

CUSIP/ISIN:	120568 AV2/US120568AV29

Ratings*:	Baa2 by Moody’s Investors Service, Inc. BBB- by Standard & Poor’s Ratings Services BBB by Fitch Inc.

Make-whole call:	Treasury plus 40 basis points

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC BNP Paribas Securities Corp.

Senior Co-Managers:	HSBC Securities (USA) Inc. Rabo Securities USA, Inc. RBS Securities Inc. Standard Chartered Bank

Co-Managers:	ING Financial Markets LLC Lloyds Securities Inc. Mizuho Securities USA Inc. Natixis Securities Americas LLC SMBC Nikko Capital Markets Limited SG Americas Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We expect that delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, société anonyme, on or about June 15, 2012.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and accompanying prospectus related to that registration statement and other documents that Bunge Limited, the Guarantor, has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (877) 858-5407, J.P. Morgan Securities LLC collect at (212) 834-4533, Morgan Stanley & Co. LLC, toll-free at (866) 718-1649 or BNP Paribas Securities Corp. toll-free at (800) 854-5674.